Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Kensington Capital Acquisition Corp. on Form S-4 Amendment No. 4 [File No. 333-248930] of our report dated May 8, 2020, except for Note 7 as to which the date is June 26, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Kensington Capital Acquisition Corp. as of May 1, 2020 and for the period from April 17, 2020 (inception) through May 1, 2020 , which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

November 10, 2020